Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

OCULAR THERAPEUTIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	43,219,517 (1)	$9.49(2)	$410,153,216.33(2)	$0.00014760	$60,538.62	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$410,153,216.33 (2)	—	$60,538.62
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$60,538.62

(1)	The shares of common stock will be offered for resale by the selling stockholders. The registration statement registers the resale of an aggregate of 43,219,517 shares of the Registrant’s common stock, which consists of (i) 32,413,560 outstanding shares of common stock and (ii) 10,805,957 shares of common stock issuable upon the exercise of outstanding pre-funded warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of common stock to be issued as a result of stock splits, stock dividends or similar transactions.
(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on March 19, 2024, as reported on the Nasdaq Global Market.